Exhibit 10.69

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) has been made as of February 1, 2006, (the “Date of Award”) between DUKE ENERGY CORPORATION, a North Carolina corporation, with its principal offices in Charlotte, North Carolina (the “Corporation”), and Henry B. Barron, Jr (the “Grantee”).

RECITALS

Under the Duke Energy Corporation 1998 Long-Term Incentive Plan as amended, and as it may, from time to time, be further amended (the “Plan”), the Compensation Committee of the Board of Directors of the Corporation (the “Committee”), or its delegatee, has determined the form of this Agreement and selected the Grantee, as an Employee, to receive the Award evidenced by this Agreement (the “Award”) and the shares of Duke Energy Corporation Common Stock (“Common Stock”) that are subject hereto. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan.

RESTRICTED STOCK AWARD

In accordance with the terms of the Plan, the Corporation has made this Award and concurrently has issued or transferred to the Grantee shares of Common Stock, effective as of the Date of Award and upon the following terms and conditions:

Section 1. Number of Shares. The number of shares of Common Stock issued or transferred under this Award and subject to that Agreement is forty thousand (40,000).

Section 2. Rights of the Grantee as Shareholder. The Grantee, as the owner of record of the shares of Common Stock subject to this Agreement, is entitled to all the rights of a shareholder of the Corporation, including the right to vote, the right to receive cash or stock dividends, and the right to receive shares in any recapitalization of the Corporation, subject, however, to the restrictions stated in this Agreement and to the restrictions referred to in the legend, if any, that appears on the back of each certificate representing shares of Common Stock subject to this Agreement. If the Grantee receives any additional shares by reason of being the owner of record of the shares of Common Stock subject to this Agreement or of such additional shares previously distributed to the Grantee, all the additional shares shall be subject to this Agreement.

Section 3. Period of Restriction. The “Period of Restriction” under this Award with respect to any share of Common Stock subject to this Agreement shall commence on the Date of Award and expire upon the vesting of such share as provided in Section 4.

Section 4. Vesting of Shares.

a.	Provided Grantee’s continuous employment by the Corporation, including Subsidiaries, has not terminated, 100% of the shares of Common Stock subject to this Agreement shall become vested on February 1, 2011.

b.	In the event that, prior to the date for vesting specified in Section 4.a., the Grantee’s continuous employment by the Corporation, including Subsidiaries, terminates, the shares of Common Stock subject to this Agreement are thereupon forfeited, except that if such employment terminates (i) as the result of the Grantee’s death, (ii) as the result of the Grantee’s permanent and total disability within the meaning of Code Section 22(e)(3), or (iii) as the result of the termination of such employment by the Corporation, or employing Subsidiary, unless such termination is for cause, as determined by the Corporation or employing Subsidiary, in its sole discretion, the shares of Common Stock subject to this Agreement shall vest upon such termination, at such vesting percentage determined by the Committee, or its delegatee, in its sole discretion, by prorating on the basis of the portion of the period commencing on the Date of Award and ending on the date for vesting specified in Section 4.a., during which such employment continued while Grantee was entitled to payment of salary. In such event, any shares of Common Stock subject to this Agreement that do not become vested pursuant to the preceding sentence shall be forfeited.

Section 5. Conditions During Period of Restriction. During the Period of Restriction the following conditions must continue to be satisfied:

a.	the employment of the Grantee with the Corporation, including Subsidiaries, must not terminate for any reason, except as otherwise provided in Section 4;

b.	the Grantee must not, voluntarily or involuntarily, sell or otherwise transfer, assign, or subject to any encumbrance, pledge, or charge the nonvested shares of Common Stock subject to this Agreement; and

c.	the Grantee must not exercise any dissenter’s rights with respect to the shares of Common Stock subject to this Agreement that are otherwise available under any provisions of the North Carolina Business Corporation Act.

Section 6. Consequences of Failure to Satisfy Conditions. The following shall be the consequences of Grantee’s failure to satisfy the conditions in Section 5 during the Period of Restriction:

a.

If the condition of Section 5.a. is not satisfied, either by act of the Grantee or otherwise, (i) the Grantee will forfeit the nonvested shares of Common Stock subject to this Agreement, (ii) the Grantee will assign and transfer the certificates evidencing ownership of such nonvested shares to the Corporation, (iii) all interest of the Grantee in such nonvested shares shall terminate, and (iv) the Grantee shall cease to be a shareholder with respect to such nonvested shares.

b.	Any attempted sale or otherwise transfer, assignment, encumbrance, pledge, or charge of the nonvested shares of Common Stock subject to this Agreement in violation of the condition in Section 5.b., whether voluntary of involuntary, shall be ineffective and the Corporation shall not be required to transfer the nonvested shares.

c.	Any attempted exercise of dissenter’s rights in violation of the condition in Section 5.c. shall be ineffective and the Corporation may disregard any purported notice of exercise of dissenter’s rights by the Grantee during the Period of Restriction with respect to the nonvested shares of Common Stock subject to this Agreement.

Section 7. Lapse of Restrictions. At the end of the Period of Restriction, if the condition specified in Section 5.a. has been satisfied during the Period of Restriction, all restrictions shall terminate, and the Grantee shall be entitled to exchange the certificates containing the legend prescribed in Section 8 for certificates without the legend, provided, that if the Grantee has attempted to violate the condition specified in Section 5.b., the Corporation shall have no obligation to deliver unlegended certificates to anyone other than the Grantee. However, in the event of an attempted violation of the condition specified in Section 5.b., the Corporation shall be entitled to withhold delivery of any of the certificates if, and for so long as, in the judgement of the Corporation’s counsel, the Corporation would incur a risk of liability to any party whom such shares were purported to be sold or otherwise transferred, assigned, encumbered, pledged or charged.

Section 8. Legend on Certificates. Each certificate evidencing ownership of shares of Common Stock subject to this Agreement during the Period of Restriction shall bear the following legend on the back side of the certificate:

“These shares have been issued or transferred subject to a Restricted Stock Award Agreement and are subject to substantial restrictions, including, but not limited to, a prohibition against transfer, either voluntary or involuntary, a waiver of any appraisal rights, and a provision requiring transfer of these shares to Duke Energy Corporation (the “Corporation”), without any payment therefore, in the event of termination of the employment of the registered owner, all as more particularly set forth in a Restricted Stock Award Agreement, a copy of which is on file with the Corporation.”

The Corporation shall hold the shares of Common Stock subject to this Agreement in escrow during the Period of Restriction.

Section 9. Specific Performance of the Grantee’s Covenants. By accepting this Restricted Stock Award and the issuance and delivery of the shares of Common Stock subject to this Agreement, the Grantee acknowledges that the Corporation does not have an adequate remedy in damages for the breach by the Grantee of the conditions and covenants set forth in this Agreement and agrees that the Corporation is entitled to and may obtain an order or a decree of specific performance against the Grantee issued by any court having jurisdiction.

Section 10. Grantee’s Dividend Repayment Obligation. Should the circumstances of the termination of Grantee’s continuous employment by the Corporation, including Subsidiaries, before the date for vesting specified in Section 4.a., not result in the vesting of any of the shares of Common Stock subject to this Agreement in accordance with Section 4.b., then, to the extent determined by counsel to the Corporation not to be prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, or successor legislation, Grantee shall be obligated to pay to the Corporation, promptly following its written demand therefor, an amount equal to the accumulated amount of cash dividends on the shares of Common Stock subject to this Agreement, including any amount withheld for the payment of taxes thereon, paid to, or for the benefit of, Grantee by reason of being the owner of record of such shares.

Section 11. No Right to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment with the Corporation or any Subsidiary, or affect the right of the Corporation or any Subsidiary to terminate the employment or service of the Grantee at any time or for any reason.

Section 12. Section 83(b) Election. If the Grantee makes a Code Section 83(b) election with respect to this Award, the Grantee shall promptly file a copy of such election with the Corporation to the attention of Executive Compensation and Benefits.

Section 13. Withholding Tax. Before a certificate, without the legend prescribed in Section 7, for shares of Common Stock is issued, transferred or delivered to Grantee pursuant to this Agreement or, if the Grantee makes the election permitted by Code Section 83(b), the Corporation may, by notice to the Grantee, require that the Grantee pay to the Corporation the amount of federal, state, or local taxes, if any, required by law to be withheld. The Corporation may satisfy the withholding requirement in whole or in part, by withholding shares of Common Stock having a Fair Market Value equal to the withholding tax.

Section 14. Notices. Any notice to be given by the Grantee under this Agreement shall be in writing and shall be deemed to have been given only upon receipt by Executive Compensation and Benefits—Restricted Stock Award (ST-05F), Duke Energy Corporation, P. O. Box 1007, Charlotte, North Carolina 28201-1007, or at such address for such purpose as may be communicated in writing to the Grantee from time to time. Any notice or communication by the Corporation to the Grantee under this Agreement shall be in writing and shall be deemed to have been given if mailed or delivered to the Grantee at the address listed in the records of the Corporation or at such address as specified in writing to the Corporation by the Grantee.

Section 15. Waiver. The waiver by the Corporation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

Section 16. Termination or Modification of this Agreement, Conflicts with Plan and Correction of Errors. This Agreement shall be irrevocable except that the Corporation shall have the right under Section 14.5 of the Plan to revoke this Agreement at any time during the Period of Restriction if it is contrary to law or modify this Agreement to bring it into compliance with any valid and mandatory law or government regulation. In the event of revocation of this Agreement pursuant to the foregoing, the Corporation may give notice to the Grantee that the nonvested shares of Common Stock are to be assigned, transferred, and delivered to the Corporation as though the Grantee’s employment with the Corporation, including Subsidiaries, terminated on the date of the notice. Notwithstanding the foregoing, in the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to the Grantee pursuant to the Plan, the Corporation, acting through Executive Compensation and Benefits, reserves the right to cancel any erroneous share certificate or other document and, if appropriate, to replace the cancelled document with a corrected document.

Section 17. Determination by Committee. Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 18. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of North Carolina applicable to transactions that take place entirely within that state.

Notwithstanding the foregoing, this Award is subject to cancellation by the Corporation in its sole discretion unless the Grantee, by no later than April 7, 2006, has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to Executive Compensation and Benefits—Restricted Stock Award (ST-05F), Duke Energy Corporation, P. O. Box 1007, Charlotte, North Carolina 28201-1007, which, if, and to the extent, permitted by Executive Compensation and Benefits, maybe accomplished by electronic means.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Award.

ATTEST:	DUKE ENERGY CORPORATION

\s\ B. Keith Trent	By:	\s\ Paul M. Anderson
Corporate Secretary	Its:	Chairman and Chief Executive Officer

Acceptance of Restricted Stock Award

IN WITNESS OF Grantee’s acceptance of this Restricted Stock Award and Grantee’s agreement to be bound by the provisions of this Agreement, including, but not limited to, “Grantee’s Dividend Repayment Obligation” imposed upon the Grantee by Section 10, and the Plan, Grantee has signed this Agreement this 3rd day of April, 2006.

\s\ Henry B. Barron, Jr.
Grantee’s Signature

(print name)

(social security number)

(address)